Exhibit 99.1

ENVIROKARE TECH, INC.
2470 Chandler Avenue, Suite 5                       E Mail: enviro@anv.net
Las Vegas, Nevada  89120                            Web Site: www.envirokare.com
(888) 354-3685    (702) 262-1999                    Contact: Rob Davidson
Fax: (702) 262-1909

News Release

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Envirokare Tech, Inc. Raises $198,000 From Current Warrant Holders

Las Vegas, Nevada - February 20, 2003, Envirokare Tech, Inc. (OTCBB: ENVK), a marketer of the state-of-the-art Thermoplastic Flowforming (TPF) composite technology and developer of proprietary long-fiber reinforced products, announced that it raised $198,000 from current warrant holders in connection with an offering to amend outstanding warrants issued in equity private placement transactions during 2001 and 2002. The warrant holders were offered the opportunity to amend their currently outstanding warrants to lower the exercise price, to $0.15 per share, in connection with shortening the exercise period to the extent that such warrants were exercised on or before February 14, 2003. Holders elected to amend warrants with concurrent exercise as to an aggregate 1,320,000 shares of common stock, generating $198,000 in cash for the Company. Those holders who elected to amend their warrants were granted new warrants, exercisable over a two year period, for the same number of shares of Company common stock issued on exercise of the amended warrants. Exercise prices for the new warrants were $0.75 per share (as to amended warrants originally issued in 2001) and $0.65 per share (as to amended warrants originally issued in
2002).

The securities described above have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Envirokare will use the funds for product development as well as for operating purposes into the second quarter of 2003.

Envirokare President Steve Pappas commented, "The funds we have raised from these warrant exercises allow us to continue further work on various products we have in development. The funding also provides near term operating funds for the Company."

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This News Release contains forward-looking statements. In particular, when used in the preceding discussion, the words "plan," "confident that," "anticipate," "believe," "expect," "intend to," and similar conditional expressions are subject to certain risks and uncertainties, and actual results could differ materially from those expressed in any forward-looking statements. Such risks and uncertainties include, but are not limited to, market conditions, competitive factors, the ability to successfully complete additional financings, and other risks.